Exhibit 99.1

Schnitzer Steel Reports Record Quarter

PORTLAND, Ore.--(BUSINESS WIRE)--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported record quarterly net income of $62 million, or $2.14 per diluted share, for the fiscal 2008 third quarter ended May 31, 2008. Revenues of $972 million were also a quarterly record. Compared to the third quarter of fiscal 2007, revenues increased 37% and diluted earnings per share increased 46%.

(in millions, except per-share data)
	Third Quarter 2008	Third Quarter 2007	Second Quarter 2008	Year to Date 2008	Year to Date 2007
Revenues	$972	$709	$751	$2,328	$1,824
Operating Income	$102	$70	$59	$202	$151
Net Income	$62	$44	$36	$122	$93
Diluted EPS	$2.14	$1.47	$1.25	$4.23	$3.06

“We are pleased to report the strongest quarterly financial results in the Company’s history, as each of our three operating divisions posted record revenues and operating income,” said John D. Carter, President and Chief Executive Officer. “Global demand for recycled metals remained robust, driven by economic growth in developing countries. In the Metals Recycling Business, our worldwide market visibility and flexibility to sell both domestically and internationally allowed us to take advantage of strong markets and significantly expand margins and operating income.”

“In the Steel Manufacturing Business, tight domestic supply conditions resulting from a low level of imports affecting our product lines contributed to record quarterly sales volumes and record selling prices for finished steel products,” added Carter. “The Auto Parts Business continued its focus on increasing vehicle purchases which led to its sixth consecutive quarter of year over year operating income growth.”

Commenting on the third quarter results, Tamara Lundgren, Executive Vice President and Chief Operating Officer, said “All three of the Company’s operating divisions were able to maximize the benefits of the strong markets in which we operate through operating efficiencies and higher throughput. In the Metals Recycling Business, our capital investments to increase capacity allowed us to process the strong inflow of raw materials at all our major locations. Increased production capacity enabled the Steel Manufacturing Business to produce and ship record sales volumes, and in the Auto Parts Business our ability to process the increased car purchases while extracting more value from every car was a major factor in achieving record operating income.”

Metals Recycling Business

The Metals Recycling Business continued to leverage its bi-coastal port facilities to access the robust export markets for recycled metals.

($ in millions, except selling prices; ferrous volume in thousands of long tons, non-ferrous volumes in millions of pounds)
	Third Quarter 2008	Third Quarter 2007	Second Quarter 2008	Year to Date 2008	Year to Date 2007
Total Revenues	$810	$587	$597	$1,888	$1,474
Ferrous Revenues	$668	$470	$497	$1,553	$1,180
Ferrous Volumes (Processing/ Trading)	1,137/151	1,028/362	1,128/149	3,265/435	3,039/959
Avg. Net Ferrous Sales Prices ($/LT)(1) (Processing/ Trading)	$463/440	$294/308	$326/337	$360/366	$253/274
Nonferrous Volumes	129	108	96	314	278
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$1.07	$1.05	$0.98	$1.02	$1.01
Operating Income (2)	$94	$55	$52	$175	$120

(1) Sales prices are shown net of freight
(2) Includes operating income from joint ventures

Revenues for the Metals Recycling Business increased 38% over the third quarter of 2007, primarily as a result of record ferrous scrap prices and higher nonferrous sales volumes. Average net ferrous processing sales prices were $463/ton, a 57% year over year increase, while nonferrous sales volumes increased 19% over last year.

Operating income for the quarter was 70% higher than the third quarter of 2007. During the quarter, export sales prices increased more rapidly than domestic purchase prices for ferrous scrap and, combined with higher ferrous and nonferrous processing sales volumes, resulted in the significant increase in year over year operating income and operating margins.

Auto Parts Business

A continued focus on increasing car volumes, combined with higher prices for cores and scrap, resulted in healthy year over year growth in sales and operating income for the Auto Parts Business.

($ in millions, except locations)
	Third Quarter 2008	Third Quarter 2007	Second Quarter 2008	Year to Date 2008	Year to Date 2007
Revenues	$101	$71	$77	$250	$192
Operating Income	$17	$10	$7	$30	$19
Locations (end of quarter)	53	52	53	53	52

Third quarter revenues for the Auto Parts Business increased 41% over the same period last year, primarily as a result of a 20% increase in self-service car volumes, higher per car sales of cores and scrap and improved full-service and self-service parts sales.

Operating income increased 64% from the third quarter of 2007, primarily due to the increased car volumes and significantly improved margins on scrap and core sales.

Steel Manufacturing Business

The Steel Manufacturing Business utilized its increased production capacity to produce and ship record sales volumes for the second consecutive quarter.

($ in millions, except selling prices; volume in thousands of tons)
	Third Quarter 2008	Third Quarter 2007	Second Quarter 2008	Year to Date 2008	Year to Date 2007
Revenues	$168	$112	$143	$421	$307
Avg. Net Sales Prices ($/T)	$744	$596	$616	$658	$561
Sales Volume	218	182	202	594	526
Operating Income	$23	$18	$13	$50	$45

Revenues for the Steel Manufacturing Business rose 49% on a year over year basis due to a 36 thousand ton, or 20% increase in sales volumes, coupled with a $148/ton, or 25%, increase in average net sales prices. Compared to the second quarter of 2008, revenues increased 17% as average net prices during the quarter increased $128/ton. Higher overseas prices and a weak U.S. dollar continue to limit the volume of finished steel products imported for sale in the U.S., resulting in price increases despite soft domestic demand.

Operating income, which was a quarterly record, increased 30% year over year as the higher sales volumes offset higher costs for scrap and other raw materials.

Outlook

The Company said the factors that will affect its results in the fiscal fourth quarter of 2008 include:

Metals Recycling Business:

Pricing. The export markets for ferrous scrap metal continue to strengthen. As a result, based on orders received to date, average ferrous selling prices, net of freight, are expected to increase an additional $100 to $125/ton over the net prices received in the recently completed third quarter. Nonferrous prices are expected to decline slightly.

Sales volumes. Fourth quarter ferrous processing sales volumes are expected to increase 175 thousand to 200 thousand tons over the volumes shipped in the third quarter, depending on the timing of shipments. Quarter over quarter nonferrous sales volumes are expected to approximate the record volumes shipped in the third quarter.

Margins. Higher export prices for ferrous metals are expected to result in higher margins on both a year over year and quarter over quarter basis.

Auto Parts Business:

Revenue. Higher prices for cores and scrap and improved parts sales are expected to result in significantly higher revenues compared to the fourth quarter of fiscal 2007. Revenues are expected to approximate the recently completed third quarter as normal seasonal declines in parts sales are expected to offset higher selling prices for scrapped vehicles.

Margins. Margins are expected to increase slightly when compared to the fourth quarter of last year. Compared to the third quarter of this year, lower parts sales and higher vehicle purchase costs are expected to result in a slight decline in margins.

Steel Manufacturing Business:

Pricing. Market prices for finished steel products are expected to remain strong despite soft domestic demand as the level of import activity continues to remain low. Higher raw material costs, particularly for scrap, are also expected to contribute to higher selling prices. As a result of these conditions, prices for steel products on the West Coast should continue to rise, with average selling prices during the fourth quarter increasing 15-20% compared to the recently completed third quarter.

Volumes. Sales volumes are expected to remain at relatively high levels with a slight increase over the fourth quarter of 2007, although declining modestly from the record volumes in the recently completed third quarter.

Margins. Scrap prices are expected to rise at a comparable rate to sales prices, resulting in margins which should approximate the third quarter of 2008.

Third Quarter 2008 Conference Call

A conference call to discuss results will be held today, July 1, 2008, at 11:30 a.m. EDT, hosted by John Carter, Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 36 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 35 self-service facilities and 18 full-service facilities located in 15 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 102nd year of operations in fiscal 2008.

This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of suppliers and customers; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007

REVENUES:

Metals Recycling Business:
Ferrous sales:
Processing	$594,856	$344,959	$1,372,782	$883,981
Trading	73,041	124,578	180,484	296,505
Nonferrous sales	140,033	114,687	325,797	284,612
Other sales	2,490	2,766	9,386	8,497
Total sales	810,420	586,990	1,888,449	1,473,595

Auto Parts Business	100,641	71,439	250,137	192,032
Steel Manufacturing Business	167,668	112,464	420,856	307,448
Intercompany sales eliminations	(106,588)	(61,444)	(231,931)	(149,329)
Total	$972,141	$709,449	$2,327,511	$1,823,746

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:
Processing	$90,513	$55,323	$168,463	$118,030
Trading	3,003	(361)	6,630	1,532
Auto Parts Business	16,720	10,220	30,474	19,022
Steel Manufacturing Business	22,767	17,565	50,276	44,834
Corporate expense	(25,365)	(10,699)	(46,871)	(31,467)
Intercompany eliminations	(5,347)	(2,278)	(6,516)	(1,340)

Total	$102,291	$69,770	$202,456	$150,611

NET INCOME	$61,719	$43,754	$122,301	$93,358

BASIC EARNINGS PER SHARE	$2.19	$1.48	$4.32	$3.09

DILUTED EARNINGS PER SHARE	$2.14	$1.47	$4.23	$3.06

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,177	29,510	28,315	30,203

Diluted shares outstanding	28,847	29,739	28,894	30,502

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007

Revenues	$972,141	$709,449	$2,327,511	$1,823,746

Cost of goods sold	798,531	593,736	1,960,303	1,544,060
Selling, general and administrative	74,172	47,213	170,982	132,813
(Income) from joint ventures	(2,853)	(1,270)	(6,230)	(3,738)

Operating income	102,291	69,770	202,456	150,611

Other income (expense):
Interest expense	(1,707)	(2,852)	(6,703)	(6,219)
Other income (expense), net	879	1,192	1,589	2,593
	(828)	(1,660)	(5,114)	(3,626)

Income before income taxes and minority interests	101,463	68,110	197,342	146,985

Income tax expense	(38,620)	(23,631)	(72,726)	(51,967)

Income before minority interests	62,843	44,479	124,616	95,018

Minority interests, net of tax	(1,124)	(725)	(2,315)	(1,660)

Net income	$61,719	$43,754	$122,301	$93,358

Basic earnings per share	$2.19	$1.48	$4.32	$3.09

Diluted earnings per share	$2.14	$1.47	$4.23	$3.06

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
				Total					Total
	Q1 FY08	Q2 FY08	Q3 FY08	FY08	Q1 FY07	Q2 FY07	Q3 FY07	Q4 FY07	FY07
Metals Recycling Business
Ferrous Recycled Metal Selling Prices ($/LT)(1)
Domestic	$279	$323	$464	$359	$219	$233	$293	$273	$256
Exports	280	329	463	360	230	238	295	292	266
Total Processing	280	326	463	360	226	237	294	287	263
Trading	313	337	440	366	252	257	308	298	279

Ferrous Processing Sales Volume (LT)
Cascade	179,686	170,221	186,696	536,603	191,090	151,383	185,281	176,768	704,522
Domestic	178,833	210,825	226,961	616,619	155,970	174,752	199,587	191,250	721,559
Export	642,142	746,736	722,973	2,111,851	521,200	816,683	643,031	884,104	2,865,018
Total Processed	1,000,661	1,127,782	1,136,630	3,265,073	868,260	1,142,818	1,027,899	1,252,122	4,291,099

Ferrous Trading Sales Volume (LT)
Trading	134,957	148,899	151,324	435,180	320,018	276,220	362,305	253,281	1,211,824

Total Ferrous Sales Volume (LT)	1,135,618	1,276,681	1,287,954	3,700,253	1,188,278	1,419,038	1,390,204	1,505,403	5,502,923

Nonferrous Average Price ($/pound)(1)	$1.000	$0.980	$1.069	$1.020	$1.017	$0.964	$1.049	$1.042	$1.020

Nonferrous Sales Volume (pounds, in thousands)	88,808	96,278	128,858	313,944	79,729	90,140	108,149	105,068	383,086

Steel Manufacturing Business
Finished Goods Selling Prices ($/NT)(1)
Average	$601	$616	$744	$658	$548	$536	$596	$617	$574

Sales Volume (NT)
Finished Goods	174,230	202,160	217,900	594,290	166,938	177,301	182,427	183,635	710,301

Auto Parts Business
Number of self-service locations at end of quarter	35	35	35	35	35	35	35	35
Number of full-service sites at end of quarter	18	18	18	18	17	17	17	17

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	May 31, 2008	August 31, 2007
Assets
Current assets:
Cash and cash equivalents	$9,205	$13,410
Accounts receivable, net	285,708	170,212
Inventories	385,274	258,568
Other current assets	24,306	19,286
Total current assets	704,493	461,476

Property, plant and equipment, net	410,241	383,910

Goodwill and other assets	335,521	306,028

Total assets	$1,450,255	$1,151,414

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$24,522	$20,275
Other current liabilities	260,085	171,914
Total current liabilities	284,607	192,189

Long-term debt	215,023	124,079

Other long-term liabilities	75,439	64,709

Minority interests	4,564	5,373

Shareholders’ equity	870,622	765,064

Total liabilities and shareholders’ equity	$1,450,255	$1,151,414

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations Contact:
Rob Stone, 503-224-9900
or
Press Relations Contact:
Tom Zelenka, 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com